Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Senior Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc.

Reports Continued Improvement in Core Operating Results

February 11, 2011, Glen Allen, Virginia. – First Capital Bancorp, Inc. (the “Company”) (NASDAQ: FCVA) parent company to First Capital Bank (“the Bank”) reported today its financial results for the Fourth Quarter and full year 2010. For the three months ended December 31, 2010, the Company had net income of $312 thousand and net income available to common shareholders of $142 thousand, or $0.05 per fully diluted share, compared to net income of $532 thousand and net income available to common shareholders of $362 thousand, or $0.12 per fully diluted share, for the same period in 2009. For the year ended December 31, 2010, the Company had a net loss of $2.2 million and net loss available to common shareholders of $2.8 million, or ($0.96) per fully diluted share, compared to a net income of $308 thousand and a net loss available to common shareholders of $195 thousand, or ($0.07) per fully diluted share, for the same period in 2009.

Total assets at December 31, 2010 were $536 million, up $5.8 million, or 1.04% from December 31, 2009. Total loans, net of allowance, decreased $10.9 million to $386.2 million down 2.75% from December 31, 2009. Deposits increased $4.7 million to $426.9 million, up 1.12% from December 31, 2009. The deposit growth was focused on noninterest-bearing deposits accounts which increased $2.8 million or 7.52% from December 31, 2009.

Core operating results as measured by pre-provision, pre-tax earnings continued to show significant improvement on a quarterly basis. For the three months ended December 31, 2010, pre-provision, pre-tax earnings were $1.5 million, up $220 thousand from $1.3 million for the quarter ended

December 31, 2009 and up $201 thousand from $1.3 million for the quarter ended September 30, 2010. For the year ended December 31, 2010, pre-provision, pre-tax earnings were $4.7 million up from $2.7 million for the comparable period in 2009.

John Presley, Managing Director and CEO of First Capital Bancorp stated “Core operating metrics continue to improve. Net interest income continues to rise even as we position the balance sheet to be more neutral to changes in interest rates. We feel that these metrics coupled with our elevated levels of Loan Loss Reserves and more than adequate levels of capital, position the company well as we come out of these extreme economic conditions.”

	Three Months Ended December 31,		Year Ended December 31,		Quarter Ended September 30,
	2010	2009	2010	2009	2010
Pre-provision, pre-tax income	$1,489	$1,269	$4,713	$2,710	$1,288
Provision for loan losses	1,100	595	8,221	2,285	375

Income (loss) before income tax	389	674	$(3,508)	425	913
Income tax (benefit)	77	142	(1336)	117	277

Net income (loss)	$312	$532	$(2,172)	$308	$636

Contributing to the improvement in pre-provision, pre-tax earnings was the improvement in net interest margin. For the quarter ended December 31, 2010, net interest margin increased 18 basis points to 3.26% from 3.08% for the fourth quarter of 2009 and increased 2 basis points from 3.24% for the third quarter of 2010. This improvement in net interest margin is attributable to decreasing cost of interest-bearing liabilities. Interest-bearing liabilities were 2.07% for the fourth quarter of 2010 down 68 basis points from 2.75% for the fourth quarter of 2009 and down 15 basis points from the third quarter of 2010. In the fourth quarter the company charged off approximately $89 thousand of accrued interest for loans put into nonaccrual which prevented the decrease in funding costs to flow through to the net interest margin. Without this charge off the net interest margin would have been 3.33%.

Net interest income increased $362 thousand or 9.5% to $4.2 million for the three months ended December 31, 2010 compared to $3.8 million for the three months ended December 31, 2009. For the year ended December 31, 2010 net interest income increased to $16.2 million, a $3.6 million or 28.77% increase over the same period in 2009. The increase in quarter over quarter net interest income was due to relatively stable loan portfolio yields and a decrease in total funding costs.

Provisions for loan losses amounted to $1.1 million for the three months ended December 31, 2010 compared to $595 thousand for the same period in 2009. For the year ended December 31, 2010 provisions for loan losses amounted to $8.2 million compared to $2.3 million for the year ended December 31, 2009. We continue to focus on improving overall asset quality in these uncertain economic times while the level of nonperforming assets remains significant.

The following table reflects details related to asset quality and allowance for loan losses of First Capital Bank:

	Dec 31,	Sept 30,	June 30,	March 31,
	2010
	(Dollars in thousands)
Nonaccrual loans	$22,355	$13,146	$11,185	$6,505
Restructured loans	303	3,390	3,390	3,390
Loans past due 90 days and accruing interest	1,556	765	50	3,336

Total nonperforming loans	24,214	17,301	14,625	13,231
Other real estate owned	2,615	2,851	2,102	3,014

Total nonperforming assets	$26,829	$20,152	$16,727	$16,245

Allowance for loan losses
Beginning balance	$11,023	$11,481	$6,800	$6,600
Provision for loan losses	1,100	375	6,285	461
Net charge-offs	1,087	833	1,604	261

Ending balance	$11,036	$11,023	$11,481	$6,800

Allowance for loan losses to period end loans	2.78%	2.70%	2.78%	1.65%
Nonperforming assets to total loans & OREO	6.71%	4.90%	4.03%	3.90%
Nonperforming assets to total assets	5.01%	3.72%	3.06%	3.03%
Allowance for loan losses to nonaccrual loans	49.37%	83.85%	102.65%	104.53%

In the last 12 quarters, the company has increased its allowance for loan losses by $13.4 million while net charge-offs totaled $4.9 million over the same period. At the same time, the Company’s capital position remains strong. At December 31, 2010, the Company and the Bank continue to exceed all regulatory capital requirements and were classified as well-capitalized for regulatory capital purposes.

First Capital Bank President and CEO Bob Watts noted “Our focus in this environment continues to be protecting shareholder value and managing asset quality. While fighting the battles of a heavily depressed real estate market, we are encouraged by the results of our special assets team, and we remain well capitalized, with sound liquidity, strong reserves, and highly valued relationships.”

The Company currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and our newest branch in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Selected Operating Data:

Interest income	$6,527	$6,772	$26,430	$25,401
Interest expense	2,344	2,950	10,217	12,811

Net interest income	4,183	3,822	16,213	12,590
Provision for loan losses	1,100	595	8,221	2,285
Noninterest income	251	159	1,050	747
Noninterest expense	2,946	2,712	12,550	10,628

Income before income tax	388	674	(3,508)	424
Income tax expense	76	142	(1,336)	117

Net (loss) income	$312	$532	$(2,172)	$307

Less: Preferred dividends	$170	$170	$677	$503

Net (loss) income available to common shareholders	$142	$362	$(2,849)	$(196)

Income per share

Basic	$0.05	$0.12	$(0.96)	$(0.07)

Diluted	$0.05	$0.12	$(0.96)	$(0.07)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Balance Sheet Data:

Total assets	$535,922	$530,171	$535,922	$530,171
Loans, net	386,209	397,120	$386,209	397,120
Deposits	426,871	422,135	$426,871	422,135
Borrowings	63,232	58,390	$63,232	58,390
Stockholders' equity	43,675	46,458	$43,675	46,458
Book value per share	$11.16	$12.14	$11.16	$12.14
Total shares outstanding	2,971,171	2,971,171	$2,971,171	2,971,171

Asset Quality Ratios
Allowance for loan losses	$11,036	$6,600	$11,036	$6,600
Nonperforming assets	26,829	10,384	26,829	10,384
Net charge-offs	1,087	312	3,785	745
Allowance for loan losses to total loans	2.78%	1.64%	2.78%	1.64%
Nonperforming assets % of total loans & OREO	6.71%	2.55%	6.71%	2.55%
Net charge-off to average loans	0.27%	0.08%	0.92%	0.19%

Selected Performance Ratios:
Return on average assets	0.23%	0.06%	-0.41%	0.06%
Return on average equity	2.75%	0.71%	-4.74%	0.71%
Net interest margin	3.26%	2.69%	3.20%	2.69%
Equity to assets	8.15%	8.76%	8.15%	8.76%

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